Exhibit 99.1

JOINT FILING AGREEMENT

This Statement is filed by Wells Fargo & Company on its own behalf and on behalf of Wells Fargo Municipal Capital Strategies, LLC and Wells Fargo Bank, National Association. Aggregate beneficial ownership reported by Wells Fargo & Company under Item 11 on page 2 is on a consolidated basis and includes any beneficial ownership separately reported herein by Wells Fargo Municipal Capital Strategies, LLC and Wells Fargo Bank, National Association.

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees that the Statement to which this agreement is attached shall be filed by Wells Fargo & Company on its own behalf and on behalf of Wells Fargo Municipal Capital Strategies, LLC and Wells Fargo Bank, National Association (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: October 21, 2016	WELLS FARGO & COMPANY

	By:	/ s / Michael Choquette
	Name:	Michael Choquette
	Title:	Designated Signer

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

	By:	/ s / Adam Joseph
	Name:	Adam Joseph
	Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/ s / Adam Joseph
	Name:	Adam Joseph
	Title:	Managing Director